Select Sector Municipal Trust (VKL)

                          Results of Shareholder Votes


The Annual Meeting of Shareholders of the Trust was held on June 21, 2000, where shareholders voted on the election of trustees and the ratification of Deloitte & Touche LLP as the independent auditors.

1) With regards to the election of the following trustee by common shareholders of the Trust:
                                                 # of Shares
                                  ---------------------------------------------
                                        In Favor                    Withheld
-------------------------------------------------------------------------------
Richard F. Powers, III                 3,940,095
Hugo F. Sonnenschein                   3,940,120


With regards to the election of the following trustee by preferred shareholders of the Trust:
                                                 # of Shares
                                  ---------------------------------------------
                                        In Favor                    Withheld
-------------------------------------------------------------------------------
Theodore A. Myers                         815



The other trustees of the Trust whose terms did not expire in 2000 are David C. Arch, Rod Dammeyer, Howard J Kerr and Wayne W. Whalen.



2.) With regards to the ratification of Deloitte & Touche LLP as the independent auditors for the Trust, 3,952,190 common shares, 816 preferred shares voted in favor of the proposal, 19,732 shares voted against and 56,616 shares abstained.